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                                                                    EXHIBIT: 2.1

                           AGREEMENT TO EXCHANGE STOCK

                                  BY AND AMONG

                            SIMEX TECHNOLOGIES, INC.

                                       AND

                                THE STOCKHOLDERS

                                       OF

                          PROBITY INVESTIGATIONS, INC.

                            DATED AS OF MAY 20, 2003

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                            STOCK EXCHANGE AGREEMENT

         THIS STOCK EXCHANGE AGREEMENT is entered into as of this 20th day of May, 2003 (the "Agreement"), by and among the Stockholders of Probity Investigations, Inc., a Georgia corporation ("Probity") listed in Attachment A hereto (the "Stockholders") and SIMEX Technologies, Inc. a Delaware corporation ("SIMEX").

                                R E C I T A L S:

         A. Probity is engaged in the business of selling and installing security systems and has installed a network of distributors for its products (the "Probity Business").

         B. Probity and SIMEX each desire to combine their respective companies and business operations, all on the terms and subject to the conditions set forth herein (the "Exchange").

         C. Of the issued and outstanding capital stock of Probity (the "Probity Stock"), a majority is owned by Gary Todd Redding ("Redding"), and after the proposed restructuring of Probity, the remaining shares shall be owned by Wooju Communications Co., LTD ("Woojo") and Eutopeon Enterprises, LLC.

         D. The respective Boards of Directors of SIMEX and Probity, and the Stockholders have approved the Exchange, upon the terms and subject to the conditions set forth herein.

         E. The parties hereto intend for the Exchange to qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the mutual covenants, representations, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

                                   ARTICLE I

                                  THE EXCHANGE

         1.1. The Exchange. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3), on the Closing Date, each Stockholder shall assign, transfer and deliver to SIMEX, the Stockholder's Probity Stock, and SIMEX shall take and accept such Stock in exchange for the consideration set forth in Section 1.2 below.

         1.2. Issuance of SIMEX Stock. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, SIMEX shall issue and deliver to each Stockholder, and such Stockholder shall accept and take, such number of authorized and previously unissued shares of SIMEX Stock, in the number and type of shares set forth next to the Stockholder's

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name on Schedule 1.2, attached hereto. As a result of the Exchange, Probity shall become a direct, wholly-owned subsidiary of SIMEX.

         1.3. Closing and Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 6.1, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Exchange (the "Closing") will take place as promptly as practicable (and in any event within two (2) business days after satisfaction of the conditions set forth in Sections
5.1 and 5.2) (the "Closing Date") at the offices of Greenberg Traurig, LLP, The Forum, 3290 Northside Parkway, Suite 400, Atlanta, Georgia 30327, unless another date or place is agreed to by the parties.

         1.4. Delivery of Certificates. At the Closing, the Stockholders shall surrender for cancellation certificates representing their shares of Probity Stock, against delivery of certificates representing the SIMEX Stock for which the shares of Probity Stock are to be exchanged at Closing.

         1.5. No Further Ownership Rights in Stock. All shares of SIMEX Stock issued and cash paid upon conversion of shares of Probity Stock in accordance with the terms of Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Probity Stock.

         1.6.     No Fractional Shares of SIMEX Stock.

                  (a) No scrip or shares of SIMEX Stock representing fractional shares of SIMEX Stock or any interests therein or rights thereto or book-entry credit of the same shall be issued upon the surrender for exchange of Probity Common Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of SIMEX or a holder of shares of SIMEX Stock.

                  (b) Notwithstanding any other provision of this Agreement, each holder of shares of Probity Stock exchanged pursuant to the Exchange who otherwise would have been entitled to receive a fraction of a share of SIMEX Stock (determined after taking into account all Certificates delivered by such holder) shall receive one share for each fractional share if such fractional share exceeds .5 shares but no additional shares for fractional shares less than .5 shares.

         1.7. Lost Certificates. If any Probity Common Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Probity Common Certificate to be so lost, stolen or destroyed and, if required by SIMEX, the posting by such Person of a bond or other collateral security in such reasonable amount as SIMEX may direct as indemnity against any claim that may be made against it with respect to such Probity Common Certificate, SIMEX will deliver in exchange for such lost, stolen or destroyed Probity Common Certificate the applicable Exchange Consideration with respect to the shares of Probity Stock formerly represented thereby.

         1.8. Further Assurances. At and after the Effective Time, the officers and directors of SIMEX will be authorized to execute and deliver, in the name and on behalf of

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Probity, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Probity, any other actions and things to vest, perfect or confirm of record or otherwise in SIMEX, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by SIMEX, as a result of or in connection with the Exchange.

         1.9. Stock Transfer Books. The stock transfer book of Probity shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Probity Stock thereafter on the records of Probity. On and after the Effective Time, all Probity Common Certificates presented to SIMEX for any reason shall be cancelled and exchanged for SIMEX Stock as set forth in this Article I.

         1.10. Lock Up Agreement. Notwithstanding any other provision of this Agreement to the contrary, at Closing, each Stockholder shall execute and deliver, and the shares of SIMEX Stock to be issued as Exchange Consideration shall be subject to the terms of, a Lock Up Agreement in the form attached hereto as Exhibit "A" (the "Lock Up Agreement").

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF REDDING

         Redding represents and warrants to SIMEX as follows, which representations and warranties shall survive the Closing in accordance with
Section 7.1. For purposes of this Article II, "Probity" shall include its Subsidiaries.

         2.1. Organization and Qualification. Probity is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Probity has the requisite corporate power and authority to carry on the Probity Business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure so to qualify could not reasonably be expected to have a material adverse effect on the Probity Business or on Probity's properties or assets. Set forth on Schedule
2.1 is a list of any states in which Probity is qualified to do business. Complete and correct copies of the Articles of Incorporation and Bylaws of Probity as in effect on the date hereof have been provided to SIMEX and will be attached to a Closing and incumbency certificate to be delivered at Closing, substantially in the form of Exhibit "B" ("Probity's Closing Certificate"). The minute book of Probity, a correct and complete copy of which has been delivered to SIMEX, (a) accurately reflects all action taken by the directors and shareholders of Probity at meetings of Probity's Board of Directors or shareholders, as the case may be; and (b) contains correct and complete copies, or originals, of the respective minutes of all meetings or consent actions of the directors or shareholders.

         2.2. Authority. Probity has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by Probity have been duly and validly authorized and approved by Probity's Board of Directors. Other than approval by the Stockholders, no other corporate or shareholder proceedings on the

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part of Probity, its Board of Directors or the Stockholders is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (including the Exchange). Probity's Board of Directors has determined to and will recommend to the Stockholders that such Stockholders approve and adopt this Agreement and approve the Exchange. This Agreement has been duly executed and delivered by the Stockholders, and assuming the due authorization, execution and delivery by SIMEX, constitutes the valid and binding obligation of the Stockholders, enforceable against such Stockholders in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

         2.3.     Capitalization.

                  (a)      The authorized capital stock of Probity consists of
         (i) 538 shares of common stock, no par value (the "Probity Common Stock"), of which 538 shares are validly issued and outstanding, fully paid and nonassessable. No other class of stock, common or preferred, is outstanding. All of the issued and outstanding shares of capital stock of Probity are validly issued, fully paid and nonassessable. All outstanding capital stock of Probity was issued in accordance with applicable federal and state securities laws.

                  (b) Except as set forth on Schedule 2.3(b), there are no options, warrants, calls, convertible notes, agreements, commitments or other rights outstanding at present that would obligate Probity or any of its shareholders to issue, deliver or sell shares of its or their capital stock, or to grant, extend or enter into any such option, warrant, call, convertible note, agreement, commitment or other right. In addition to the foregoing, as of the date hereof, Probity has no bond, debenture, note or other indebtedness issued or outstanding that has voting rights in Probity. Schedule 2.3(b) sets forth a list of (i) all holders of record of (A) Probity Stock, and (B) options, warrants, convertible notes or other rights to purchase capital stock of Probity (collectively, "Probity Stock Rights"); (ii) the number of shares held by each Stockholder of Probity and the number of shares of capital stock of Probity represented by the Probity Stock Rights; (iii) the exercise price for each Probity Stock Right; and (iv) the number of authorized but unissued options remaining under Probity's stock option plan(s). As of the Closing, all Probity warrants shall have expired, been cancelled or been exercised, and any warrant price thereunder paid in exchange for Probity Stock, such that all rights of the holder(s) thereunder shall have been extinguished. As of the Closing, all Probity Stock Options, either shall have been exercised, and any exercise price thereunder paid in exchange for Probity Common Stock, or shall have been terminated, in each case such that all rights of the holder(s) thereunder shall have been extinguished.

                  (c) Except as set forth on Schedule 2.3(c), to the knowledge of Redding, the Probity Stock held by any Stockholder is free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature other than restrictions on transfer imposed by federal and state securities laws (any of the foregoing, a "Lien").

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         2.4.     Subsidiaries. Except as set forth on Schedule 2.4, Probity has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "Entity"). Immediately prior to or contemporaneously with the Closing, all subsidiaries set forth on Schedule
2.4 will be wholly-owned subsidiaries of Probity.

         2.5. No Conflicts, Required Filings and Consents. Except as set forth on Schedule 2.5, none of (i) the execution and delivery hereof by Probity,
(ii) the consummation by the Stockholders of the transactions contemplated hereby (including the Exchange) or (iii) compliance by the Stockholders with any of the provisions hereof will:

                  (a) conflict with or violate the Articles of Incorporation or Bylaws of Probity;

                  (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Probity or by which Probity or any of its properties or assets may be bound or affected;

                  (c) result in a violation or material breach of, or constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, or give to any other party any material right of termination, amendment, acceleration or cancellation of, any note, bond, mortgage or indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which Probity is a party or by which Probity or any of its properties or assets may be bound or affected;

                  (d) result in the creation of any Lien on any of the property or assets of Probity; or

                  (e) require any material consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent") (i) any government or subdivision thereof, whether domestic or foreign, or any administrative, governmental or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (any of the foregoing, a "Governmental Entity"); or (ii) any other individual or Entity (collectively, a "Person").

         2.6. Financial Statements. Probity has heretofore furnished SIMEX with a correct and complete copy of (a) the unaudited financial statements of Probity for the years ended December 31, 2001 and 2002, (b) the latest draft of the audited financial statements of Probity for the year ended December 31, 2002; and (c) the unaudited financial statements of Probity for the three
(3)-month period ended March 31, 2003 (all of the foregoing collectively herein referred to as the "Probity Financial Statements"). Except as disclosed therein, the Probity Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except for the absence of footnotes and normal year end adjustments in the case of the Probity Financial Statements for the period ended March 31, 2003) consistently followed throughout the period indicated, and present fairly, in all material respects, the financial position and operating results of Probity as of the dates, and during the periods, indicated therein.

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         2.7.     Absence of Changes. Except as provided in Schedule 2.7 and except as contemplated hereby, since March 31, 2003 (a) Probity has not entered into any material transaction that was not in the ordinary course of business;
(b) except for sales of services and equipment and supplies in the ordinary course of business of Probity, there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any material asset or property of Probity; (c) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any shareholder of Probity in respect of his stock, whether in cash or property, and
(ii) no purchase or redemption of any share of the capital stock of Probity; (d) there has been no declaration, payment, or commitment for the payment, by Probity, of a bonus or other additional salary, compensation, severance or benefit to any employee or consultant of Probity that was not in the ordinary course of business other than as specifically contemplated under Section 4.1(g);
(e) there has been no material release, compromise, waiver or cancellation of any debt to or claim by Probity, or waiver of any material right of Probity; (f) there have been no capital expenditures in excess of $25,000 for any single item, or $100,000 in the aggregate; (g) there has been no change in accounting methods or practices or revaluation of any asset of Probity (other than Probity Accounts Receivable (as defined in Section 2.26) written down in the ordinary course of business not in excess of $5,000 for any single Probity Accounts Receivable, or $25,000 in the aggregate); (h) there has been no material damage or destruction to, or loss of, physical property (whether or not covered by insurance) adversely affecting the Probity Business or the operations of Probity; (i) there has been no loan by Probity, or guaranty by Probity of any loan, to any employee of Probity other than travel or similar advances for otherwise reimbursable expenses; (j) Probity has not ceased to transact business with any customer that, as of the date of such cessation, represented more than 5% of the annual gross revenues of Probity; (k) there has been no termination or resignation of any key employee or officer of Probity, and to the knowledge of Redding, no such termination or resignation is threatened; (l) there has been no amendment or termination of any material oral or written contract, agreement or license related to the Probity Business, to which Probity is or was a party or by which it is or was bound, except in the ordinary course of business or as expressly contemplated hereby; (m) Probity has not in any material manner failed to satisfy any of its debts, obligations or liabilities related to the Probity Business or the assets of Probity as the same become due and owing (except for Probity Accounts Payable (as defined in Section 2.27) payable in accordance with past practices and in the ordinary course of business); (n) there has been no agreement or commitment by Probity to do any of the foregoing; (o) Probity has not offered or made any commitments to give any discounts or free services to any third party under or in connection with any contract, other than in the ordinary course of business, that would materially decrease Probity's profits; and (p) there has been no other event or condition of any character pertaining to and materially and adversely affecting the assets, business or financial condition of Probity.

         2.8. Undisclosed Liabilities. Except as set forth on Schedule 2.8, Probity has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charge or penalty, interest or fine, except (a) liabilities incurred in the ordinary course of business after December 31, 2002, that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Probity; (b) liabilities reflected on the Probity Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

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         2.9.     Title to Properties. Except as set forth on Schedule 2.9,
Probity has good and marketable title to all owned tangible property and assets used in the Probity Business, and good and valid title to its leasehold interests, in each case, free and clear of any and all Liens other than Permitted Liens (as defined in Section 7.9).

         2.10. Equipment. Probity has heretofore furnished SIMEX with a correct and complete list, in all material respects, of all items of tangible personal property (including computer hardware) necessary for or used in the operation of the Probity Business in the manner in which it has been and is now operated by Probity (the "Probity Equipment"), except for personal property having a net book value of less than $5,000. Except as set forth on Schedule 2.10, each material item of Probity Equipment is in good condition and repair, ordinary wear and tear excepted.

         2.11.    Intellectual Property.

                  (a) Set forth on Schedule 2.11(a) is a correct and complete list, in all material respects, of all patents, trademarks, trade names, service marks and copyrights (and all pending applications or current registrations for any of the foregoing) registered by Probity or used by Probity in the conduct of the Probity Business. The foregoing, together with the trade secrets and know how used by Probity in the conduct of the Probity Business, is collectively referred to as the "Probity Intellectual Property Rights". Probity owns, or is validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all of the Probity Intellectual Property Rights necessary for the conduct of Probity Business, free of any Lien or any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). Except as set forth on Schedule 2.11(a), no claims, to the knowledge of Redding, have been filed against Probity or threatened, that Probity is infringing or otherwise adversely affecting the rights of any Person with regard to any Probity Intellectual Property Right or that any Probity Intellectual Property Right is invalid or unenforceable. To the knowledge of Redding, no Person is infringing the rights of Probity with respect to any Probity Intellectual Property Right; nor, to the knowledge of Probity, has any Person threatened to do so. To the knowledge of Redding, no employee, agent or independent contractor of Probity, in connection with the performance of such Person's services with Probity, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information or right of any other Person, or otherwise violated any confidential relationship with any other Person.

                  (b) Set forth on Schedule 2.11(b) is a correct and complete list, in all material respects, of all material computer software used by Probity in the conduct of the Probity Business (the "Probity Software"). Probity currently owns, licenses or otherwise has the legal right to use all of the Probity Software (including any upgrade, alteration or enhancement with respect to Probity Software in which Probity owns all intellectual property rights), and all of the Probity Software is being used in compliance with any applicable license or other agreement.

                  (c) Set forth on Schedule 2.11(c) is a correct and complete list, in all material respects, of all domain names (i) registered to or used by Probity, (ii) the registration fees

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         for which are paid by Probity or (iii) registered to any employee of
         Probity relating to the Probity Business (collectively, "Domain Names"). Probity has registered the Domain Names with an Internet domain name registrar and is paying the applicable registrar on an annual basis for the right to use the Domain Names, or is validly licensed or otherwise has the right to use, the Domain Names.

                  (d)      Except as set forth on Schedule 2.11(d):

                           (i) All former and current consultants or contractors of Probity have executed and delivered valid written instruments with Probity that assign to Probity all rights to any inventions, improvements, discoveries or information developed by them for Probity. All employees of Probity who participated in the creation or contributed to the development of Probity Intellectual Property Rights or Domain Names were employees of Probity at the time of rendering such services and such services were within the scope of their employment or such employees have otherwise validly assigned such Intellectual Property Rights or Domain Names to Probity; and

                           (ii) Probity has taken reasonable security measures, including entering into appropriate confidentiality and nondisclosure agreements with all of its employees, consultants and contractors, and any other Persons with access to Probity's trade secrets or know how, to protect the secrecy, confidentiality and value of all such trade secrets or know how. To the knowledge of Probity, there has not been any breach by any party to any such agreement.

         2.12.    Real Property. Except as set forth on Schedule 2.12:

                  (a) Probity has good and valid leasehold interest in all real property (including all buildings, improvements and fixtures thereon) used in the operation of the Probity Business (the "Probity Real Property"). Except for Permitted Liens, and for the items set forth on Schedule 2.12, there are no Liens on Probity's interest in any of the Probity Real Property. Schedule 2.12 lists each county and state where any Probity Real Property is located. Probity has heretofore furnished SIMEX with an accurate description of all Probity Real Property.

                  (b) There are no parties in possession of any portion of the Probity Real Property other than Probity, whether as sublessees, subtenants at will or trespassers.

                  (c) To the knowledge of Redding, there is no law, ordinance, order, regulation or requirement now in existence that would require, under the provisions of any of the Probity Leases (as defined in Section 2.13) or otherwise, any material expenditure by Probity to modify or improve any of the Probity Real Property to bring it into compliance therewith.

         2.13. Leases. Schedule 2.13 sets forth a list of all leases pursuant to which Probity leases, as lessor or lessee, real or personal property used in operating the Probity Business or otherwise (the "Probity Leases"). Copies of the Probity Leases, all of which have previously been provided to SIMEX, are correct and complete copies thereof. All of the Probity Leases are

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in full force and effect, unimpaired in any material respect by any act or omission of Probity, and are valid, binding and enforceable against Probity and, to the knowledge of Redding, against the other parties thereto, in accordance with their respective terms, and there is not under any such Probity Lease any existing default by Probity, or, to the knowledge of Redding, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. Probity has not received notice that the lessor of any of the Probity Leases intends to cancel, suspend or terminate such Probity Lease or to exercise or not exercise any option thereunder.

         2.14. Contracts. Schedule 2.14 sets forth a correct and complete list of all contracts, agreements and commitments (whether written or oral) to which Probity is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it or any of its properties or assets is otherwise bound, including any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, shareholder agreements, employment agreements, confidentiality agreements (other than confidentiality agreements with third parties entered into in the ordinary course of business which agreements are not individually listed on Schedule 2.14 but which are included within the definition of Probity Contracts, as herein defined) noncompetition or non-solicitation agreements, agreements relating to Probity Intellectual Property Rights and the like (collectively, the "Probity Contracts"); excepting only those Probity Contracts which involve less than $25,000 and are cancelable, without penalty, on no more than 90 days' notice. The aggregate value of all payment obligations and rights to receive payments, under agreements, contracts and commitments (whether oral or in writing) to which Probity is a party or by which it or any of its properties or assets is otherwise bound, and that are not listed on Schedule 2.14, is less than $50,000 (calculating such value by adding together the value of rights and obligations, and not by determining the net amount thereof).

                  Except as set forth on Schedule 2.14, correct and complete copies of all Probity Contracts (or a correct and complete narrative description of any oral Probity Contract) have previously been provided or made available to SIMEX. Neither Probity nor, to the knowledge of Redding, any other party to any of the Probity Contracts (i) is in material default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a material default under) any of the Probity Contracts, or (ii) has waived any right it may have under any of the Probity Contracts, the waiver of which would have a material adverse effect on the business, assets or financial condition or prospects of Probity. All of the Probity Contracts constitute the valid and binding obligations of Probity, and assuming the due authorization, execution and delivery of such Probity Contract by the other parties thereto, are enforceable against Probity and, to the knowledge of Redding, the other parties thereto in accordance with their respective terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

         2.15. Directors and Officers. Schedule 2.15 sets forth an accurate list of the name of each director and officer of Probity and the position(s) held by each.

         2.16. Payroll Information. Probity has previously provided SIMEX with a correct and complete copy, in all material respects, of the payroll report of Probity dated March 31, 2003, showing all current employees of Probity and their current levels of compensation, other than

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bonuses and other extraordinary compensation, all of which bonuses and other extraordinary compensation are set forth in Schedule 2.16. Probity has paid all compensation required to be paid to its employees on or prior to the date hereof other than compensation (and bonuses pursuant to arrangements described in Schedule 2.16) accrued in the current pay period.

         2.17. Litigation. Except as set forth on Schedule 2.17, there is no suit, action, claim, investigation or proceeding pending or, to the knowledge of Redding, threatened against or affecting Probity or the Probity Business, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Probity.

         2.18.    Employee Benefit Plans/Labor Relations.

                  (a) Except as disclosed in Schedule 2.18, there are no employee benefit plans, agreements or arrangements maintained by Probity, including (i) "employee benefit plans" within the meaning of
         Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, disability or death benefit plans (collectively, "Probity Benefit Plans"). All Probity Benefit Plans are administered in accordance with, and are in material compliance with, all applicable laws and regulations. No default exists with respect to the obligations of Probity under any Probity Benefit Plan.

                  (b) Probity is not a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of Probity; no representation campaign or election is now in progress with respect to any employee of Probity; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Redding, threatened, relating to or affecting the Probity Business. To the knowledge of Redding, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

         2.19.    ERISA.

                  (a) All Probity Benefit Plans that are subject to ERISA have been administered in accordance with, and are in material compliance with, the applicable provisions of ERISA. Each of the Probity Benefit Plans that is intended to meet the requirements of
         Section 401(a) of the Code has been determined by the Internal Revenue Service to meet such requirements in form within the meaning of such provision. No Probity Benefit Plan is subject to Title IV of ERISA or
         Section 412 of the Code. Probity has not engaged in any nonexempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving Probity Benefit Plans that would subject Probity to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Probity has not engaged in any transaction described in Section 4069 of ERISA within the last five years. Except as otherwise set forth herein, disclosed in Schedule 2.19 or pursuant to the terms of the Probity Benefit Plans, neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or other employee of Probity, (ii) increase any benefit otherwise payable under any Probity Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefit to any extent.

                  (b) No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Probity Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to meet the requirements of Section 401(a) of the Code, or by any entity that is considered one employer with Probity under Section 4001 of ERISA or
         Section 414 of the Code, within the 12-month period ending on the Closing Date. Probity has not incurred any liability to the Pension Benefit Guaranty Corporation in respect of any Probity Benefit Plan that remains unpaid.

         2.20. Taxes. Probity has heretofore furnished SIMEX with a correct and complete copy of all of its Tax Returns for the previous two (2) years. Except as set forth on Schedule 2.20:

                  (a) Probity has duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Probity on or prior to the Closing Date (the "Tax Returns"). All Tax Returns were accurate and complete in all material respects. Probity has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Probity (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the Probity Financial Statements). As of the Closing Date, all deficiencies proposed as a result of any audit have been accrued for, paid or settled.

                  (b) Probity is not a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

                  (c)      Probity has not consented to have the provisions of
         Section 341(f)(2) of the Code (or comparable state law provisions) apply to it, and Probity has not agreed or been requested to make any adjustment under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

         2.21. Compliance with Applicable Laws. Probity holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Probity, as appropriate, and to carry on the Probity Business as now conducted (the "Probity Permits"). To the knowledge of Redding, Probity is in material compliance with all applicable laws, ordinances and regulations and the terms of the Probity Permits. Except as set forth on Schedule 2.21, no Consent or other action shall be required with respect to any of the Probity Permits as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (including the Exchange). Schedule 2.21 sets forth a correct and complete list of all Probity Permits, correct and complete copies of which have previously been provided to or made available to SIMEX.

         2.22. Brokers. Except as set forth on Schedule 2.22, no broker or finder is entitled to any broker's, banker's or finder's fee or other commission in connection with the transactions contemplated hereby as a result of arrangements made by or on behalf of Probity.

         2.23.    Environmental Matters.

                  (a) To the knowledge of Redding, no real property currently or formerly owned or operated by Probity is contaminated with any Hazardous Substance (as hereinafter defined).

                  (b) Probity is not a party to any litigation or administrative proceeding nor, to the knowledge of Probity, is any litigation or administrative proceeding threatened against it, that, in either case, asserts or alleges that Probity (i) violated any Environmental Law (as hereinafter defined); (ii) is required to clean up, remove or take remedial or other responsive action due to the disposal, deposit, discharge, leak or other release of any Hazardous Substance; or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other release of any Hazardous Substance.

                  (c) To the knowledge of Redding, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by Probity containing materials that, if known to be present in soil or ground water, would require cleanup, removal or other remedial action under Environmental Law.

                  (d) Probity is not subject to any judgment, order or F citation related to or arising out of any Environmental Law and, to the knowledge of Redding, has not been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Law.

                  (e) For purposes hereof, (i) the term "Environmental Law" means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances; and (ii) the term "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

         2.24. Interest in Customers, Suppliers and Competitors. Except as provided in Schedule 2.24, no officer, director, shareholder or employee of Probity and no family member (including a spouse, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any material customer, supplier or competitor of Probity, or in any Person from whom or to whom Probity leases any real or personal property, or in any other Person with whom Probity is doing business whether directly or indirectly (including as a debtor or creditor), whether in existence as of the Closing Date or proposed, other than the ownership of stock of publicly traded corporations.

         2.25. Accounts Receivable. All accounts, notes, contracts and other receivables of Probity (collectively, "Probity Accounts Receivable") were acquired by Probity in the ordinary course of business arising from bona fide transactions. Other than Probity Accounts Receivable that are recorded in connection with the booking of deferred revenue that has not yet been recognized and solely for which and to the extent that the applicable services to be performed with respect to such deferred revenue have not yet, and as of the Effective Time, will not yet have been performed by Probity, there are no set-offs, counterclaims or disputes asserted with respect to any Probity Accounts Receivable that would result in claims in excess of the reserve for bad debts other than set forth on the Probity Financial Statements and, subject to the foregoing, all Probity Accounts Receivable are collectible in full. Probity has previously furnished SIMEX with a correct and complete aging report, prepared as of March 31, 2003, showing the time elapsed since invoice date for all Probity Accounts Receivable, and corresponding reserves for bad debts, as of such date.

         2.26. Accounts Payable. Except as set forth on Schedule 2.26, all accounts, notes, contracts and other amounts payable of Probity (collectively, "Probity Accounts Payable") are currently within their respective terms, and are neither in default nor otherwise past due by more than 90 days. Probity has previously furnished SIMEX with a correct and complete aging report, prepared as of March 31, 2003, showing the time elapsed since invoice date for all Probity Accounts Payable.

         2.27. Insurance. Probity currently maintains, in full force and effect, all insurance policies that are required or appropriate to be maintained for the conduct of the Probity Business or the ownership of Probity's property (both real and personal) (collectively, the "Probity Insurance Policies"). The Probity Insurance Policies are listed on Schedule 2.27, and correct and complete copies of all Probity Insurance Policies have previously been provided to SIMEX. Probity (a) is not in default regarding the provisions of any Probity Insurance Policy; (b) has paid all premiums due thereunder; and (c) has not failed to present any notice or material claim thereunder in a due and timely fashion.

         2.28. Bankruptcy. Probity has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

         2.29. Stockholder Acknowledgements. Each of the Stockholders acknowledge that they (a) are an "accredited investor" as such term is defined under the Securities Act, and (b) have had an adequate opportunity to obtain and review SIMEX's public filings with the Securities Exchange Commission ("SEC") ("SIMEX's Public Information"), including its reports and Forms 10-K and 10-Q for the periods January 1, 2000 through December 31, 2002, and such other information, and to ask such questions from representatives of SIMEX, as would be deemed necessary to permit such Stockholder to evaluate the merits and risks of his, her or its investment in SIMEX and to make an informed investment decision with respect to the transactions contemplated hereby. Probity further acknowledges that the SIMEX Stock has not been registered under either the Securities Act or applicable state securities law, and SIMEX will be relying upon the foregoing representations in issuing the SIMEX Stock in accordance with this Agreement.

         2.30. Disclosure. No statement of fact by Probity contained herein and no written statement of fact furnished by Probity to SIMEX or Sub in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements herein or therein contained, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SIMEX

         SIMEX represents and warrants to the Stockholders as follows, which representations and warranties shall survive the Closing in accordance with
Section 7.1. For purposes of this Article II, "SIMEX" shall include its Subsidiaries.

         3.1. Organization and Qualification. SIMEX is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of SIMEX has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure so to qualify could not have a material adverse effect on the business, properties or assets of SIMEX. Complete and correct copies of the Certificate of Incorporation and Bylaws of SIMEX as in effect on the date hereof will be attached, respectively, to a Closing and incumbency certificate to be delivered at Closing, substantially in the form of Exhibit "C" ("SIMEX's Closing Certificate").

         3.2. Authority. SIMEX has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by each of SIMEX have been duly and validly authorized and approved by its board of directors, and no other corporate or shareholder proceedings on the part of either SIMEX, or its respective board of directors or shareholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by SIMEX, and assuming the due authorization, execution and delivery hereof by the Stockholders, constitutes the valid and binding obligation of SIMEX, enforceable against it in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing. This Agreement and the transactions contemplated hereby, including the issuance of shares of SIMEX Common Stock and Preferred Stock pursuant to the Exchange, do not require the approval of the holders of any (a) shares of capital stock of SIMEX or (b) voting securities of SIMEX.

         3.3. No Conflicts, Required Filings and Consents. Except as set forth on Schedule 3.3, none of the execution and delivery of this Agreement by SIMEX, the consummation by SIMEX of the transactions contemplated hereby, or compliance by SIMEX with any of the provisions hereof, will:

                  (a) conflict with or violate the Certificate of Incorporation or Bylaws of SIMEX;

                  (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to SIMEX, or by which SIMEX or its properties or assets may be bound or affected;

                  (c) result in a violation or material breach of, or constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, or give to any other party any material rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which SIMEX is a party or by which SIMEX or its properties may be bound or affected;

                  (d) result in the creation of any Lien on any of the property or assets of SIMEX; or

                  (e) require any material Consent of (i) any Governmental Entity (except for compliance with any applicable requirements of any applicable securities laws with the SEC, or (ii) any other Person.

         3.4. Litigation. Except as set forth on Schedule 3.4 or in SIMEX's Public Information, there is no suit, action, claim, investigation or proceeding pending or, to the knowledge of SIMEX, threatened against or affecting SIMEX, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against SIMEX that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of SIMEX.

         3.5. Brokers. No broker or finder is entitled to any broker's or finder's fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SIMEX.

         3.6. SIMEX Stock. The SIMEX Stock to be issued to the Stockholders in the Exchange will, upon issue in accordance with the terms hereof, (a) rank pari passu or, in the case of the Preferred Stock, senior to fully paid Common Stock of SIMEX at Closing, (b) not be registered under either the Securities Act or applicable state securities law, and (c) the Preferred Stock shall be subject to the Lock-Up Agreement.

         3.7. Board of Directors. The board of directors of SIMEX has, by written consent or other action, adopted and approved this Agreement and the transactions contemplated hereby and thereby (including the Exchange).

         3.8. Disclosure. No statement of fact by SIMEX contained herein and no written statement of fact furnished by SIMEX to Probity or the Stockholders in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements herein or therein contained, in light of the circumstances in which they were made, not misleading.

         3.9. Absence of Changes. Except as set forth on Schedule 3.9 or in SIMEX's Public Information, since SIMEX's most recent Form 10-K filed with the SEC on April ___, 2003, there have been no changes in the operations, earning, assets, properties, business or financial condition of SIMEX, which changes could reasonably be expected to have a Material Adverse Effect on SIMEX, except, however, for any such change that SIMEX discloses to the Stockholders in accordance herewith. For the purpose of this provision "Material Adverse Effect" excludes any such change that is attributable to or results from (i) the public announcement of the transactions contemplated hereby; (ii) changes in general economic conditions or changes affecting the industry in which SIMEX operates, or capital markets, generally; (iii) the possible adoption by SIMEX of a new employee stock option plan; or (iv) changes in the trading prices of SIMEX Stock not caused primarily by material changes in the operations, earnings, assets, properties, business or financial condition of SIMEX.

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

         4.1. Conduct of Business by Probity Pending the Exchange. From and after the date hereof, prior to the Effective Time, except as contemplated hereby, unless SIMEX shall otherwise agree in advance in writing, Probity shall carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted, use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Probity to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as contemplated hereby, unless SIMEX shall otherwise agree in advance in writing, prior to the Effective Time, Probity shall not, directly or indirectly:

                  (a) (i) declare, set aside, or pay any dividend on, or make any other distribution in respect of, any of its capital stock,
         (ii) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, any share of capital stock of Probity or any other equity security thereof or any right, warrant, or option to acquire any such share or other security, or waive any right to do any of the foregoing;

                  (b) other than in connection with the exercise of any option or warrant outstanding, and in accordance with the terms existing, on the date of this Agreement, issue, deliver, sell, pledge or otherwise encumber any share of its capital stock, any other voting security issued by Probity or any security convertible into, or any right, warrant or option to acquire any such share or voting security, grant any option, warrant or other stock right, or alter or allow the acceleration of vesting or exercise of any outstanding option, warrant or such right;

                  (c) amend its Articles of Incorporation, Bylaws or other comparable organizational documents;

                  (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Entity or division thereof, or (ii) any assets that are material to Probity, individually or in the aggregate;

                  (e) subject to a Lien or sell, lease or otherwise dispose of any of its properties or material assets, or license or transfer any Probity Intellectual Property Right (except for non-exclusive licenses in the ordinary course of business consistent with past practices), or revalue any assets or (except as required by GAAP) make any change in accounting methods, principles or practices;

                  (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt security of Probity, guarantee any debt security of another Person or enter into any "keep well" or other agreement to maintain the financial condition of another Person, make any loan, advance or capital contribution to, or investment in, any other Person, or settle or compromise any material claim or litigation;

                  (g) pay any bonus to any employee, officer or director on or after the date hereof other than in the ordinary course of Probity's business consistent with past practices except as set forth in Section 4.14;

                  (h) enter into any "golden parachute" or other severance arrangement with any employee, officer or director, or increase or otherwise change the rate or nature of the compensation (including wages, salaries, benefits and bonuses) payable to any employee, officer or director, except as set forth in Section 7.1(g) above or pursuant to existing compensation and fringe benefit plans, practices and arrangements that have been disclosed in writing to SIMEX, or enter into, renew, or allow the renewal of, any employment, consulting or other similar agreement with any employee, officer or director, or amend or modify any Probity Benefit Plan in any material respect or adopt any other such plan;

                  (i) enter into any new contract or agreement (other than a customer agreement entered into in the ordinary course of business consistent with past practices), or lease, involving an obligation in excess of $25,000, or amend, waive any material default under, terminate (except for such as terminate by their own terms) or modify in any material respect any Probity Contract or Lease;

                  (j) offer or make any commitments to give any discounts or free services to any third party under or in connection with any contract, other than in the ordinary course of business, that would materially decrease Probity's profits;

                  (k) pay, accrue or incur transaction costs or expenses (such as brokerage, accounting and legal fees) resulting from, or arising in connection with, this Agreement, the Exchange or any of the other transactions contemplated hereby; or

                  (l) authorize any of, or commit or agree to take any of, the foregoing actions.

         4.2. Conduct of Business by SIMEX Pending the Exchange. From and after the date hereof, prior to the Effective Time, except as contemplated hereby, SIMEX shall carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted, keep available the services of its employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with SIMEX to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time.

         4.3. Actions Regarding SIMEX Stock. Prior to the Effective Time, SIMEX shall take all such actions as are necessary to ensure that the SIMEX Stock to be issued under this Agreement as Exchange Consideration is, subject to this Agreement, issued and allotted at Closing, or at such later date with respect to Lock Up Holdback Shares in accordance with Section 1.9, to the Stockholders who are receiving such SIMEX Stock.

         4.4. Access to Information. From the date hereof through the Effective Time, Probity shall afford to SIMEX and SIMEX's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice and approval of Probity, which shall not be unreasonably withheld, to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to SIMEX all information concerning its business, properties and personnel as SIMEX may reasonably request. SIMEX and its accountants, counsel and other representatives shall, in the exercise of the rights described in this Section 4.4, not unduly interfere with the operation of the business of Probity. SIMEX and its agents shall maintain the confidentiality of all information produced or disclosed pursuant to this Section 4.4, on the terms and conditions of any non-disclosure agreement between SIMEX and Probity.

         4.5. Filings; Tax Elections. Probity shall promptly provide SIMEX with copies of all filings made by Probity with any Governmental Entity in connection herewith and the transactions contemplated hereby. Probity shall, before settling or compromising any material income tax liability of Probity, consult with SIMEX and its advisors as to the positions and elections that will be taken or made with respect to such matter.

         4.6. Public Announcements. The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including the rules of the SEC), public disclosure of the transactions contemplated hereby shall be made only upon or after the consummation of the Exchange. Any such disclosure shall be coordinated by SIMEX, and Probity shall not directly or indirectly make any such disclosure without the prior written consent of SIMEX.

         4.7. Transfer and Gains Taxes and Certain Other Taxes and Expenses. SIMEX agrees that, to the extent it is legally able to do so and except as otherwise provided herein, Probity will pay all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Exchange.

         4.8. Options; Warrants. Probity hereby covenants and agrees that at the Effective Time, all of the Probity Stock Rights (all of which are set forth on Schedule 2.3(b)), shall either have been exercised, and the exercise price paid therefor shall have been paid to Probity, or have been properly terminated and all rights and obligations thereunder shall have been extinguished.

         4.9. Further Assurances. From time to time after the Effective Time, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof, at the sole cost of the requesting party, except as otherwise provided in Article VI.

         4.10. Exclusivity. Probity, on behalf of itself and each of its officers, directors and employees, and the Stockholders, covenant and agree that, until such time as this Agreement has been terminated in accordance with
Section 6.1, it and each of them shall forebear directly or indirectly negotiating, soliciting or accepting any offer with any other Person to purchase, acquire, option, or merge or combine with, as applicable, Probity, any of the Probity Stock, or the Probity Business, or any interest in any of the foregoing. Without limiting the generality of the foregoing:

                  (a) From and after the date hereof until the Effective Time or termination of this Agreement pursuant to Section 6.1, Probity shall not, nor will it authorize or permit any of its officers, directors, affiliates, shareholders or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction. Probity shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Probity or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Probity or any of its subsidiaries shall be deemed to be a breach of this Section 7.10 by Probity.

                  (b) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide offer or proposal (other than an offer or proposal by SIMEX) relating to any

         Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Probity by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Probity or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Probity or any of its subsidiaries or any Exchange, consolidation, business combination or similar transaction involving Probity pursuant to which the shareholders of Probity immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of Probity; or (C) any liquidation or dissolution of Probity.

         4.11. Corporate Requirements. Probity and SIMEX each covenants and agrees that, prior to and after the Effective Time, it shall comply with any and all statutory requirements, whether under the GBCC or otherwise, and with any requirements under its Articles of Incorporation, Bylaws or any other governing documents, applicable to this Agreement and the transactions contemplated hereby (including the Exchange), including, without limitation, any requirements relating to the rights of, or the obligations of such party to, any of its shareholders.

         4.12. Probity Shareholders Meeting. Subject to applicable law, Probity shall cause a special meeting of the shareholders of Probity (the "Probity Shareholders Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on this Agreement and the transactions contemplated herein. In connection with the Probity Shareholders Meeting, Probity will (i) use its reasonable best efforts to obtain the approval of this Agreement and the Exchange and (ii) otherwise comply with all legal requirements applicable to the Probity Shareholders Meeting. Probity's Board of Directors shall recommend approval of this Agreement and the transactions contemplated herein by Probity shareholders. Unless this Agreement shall have been terminated in accordance with its terms, subject to applicable law, Probity shall submit this Agreement and the Exchange to the Probity shareholders (the "Probity Voting Shareholders") for their approval at the Probity Shareholders Meeting. In lieu of a special meeting, Probity may, in accordance with all applicable laws, obtain the necessary shareholder vote by written consent of its shareholders.

         4.13. Tax-Free Reorganization. The Exchange is intended to qualify as a tax-free reorganization under Section 368 of the Code, and each of the parties hereto covenants and agrees to cooperate in order to qualify the transaction as a tax-free reorganization, to report the Exchange for federal and state income tax purposes in a manner consistent with such characterization, and to take or not fail to take any action that would cause the Exchange to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Probity, on one hand, and SIMEX, on the other hand, shall execute and deliver to legal counsel of SIMEX and Probity, respectively, certificates in such form and at such time or times as reasonably requested by such legal counsel in connection with the tax effects of the transactions contemplated hereby.

         4.14. New Directors of SIMEX. Immediately following the Closing, SIMEX shall cause Gary Todd Redding, L. Scott Demerau and Kyu Hung Jang to be elected to or otherwise appointed to the Board of Directors of SIMEX. Accordingly, at such time, the Board of Directors of SIMEX shall consist of Kyu Hung Jang, Kjell Jagelid, C. Mickle Moye, Gary Todd Redding and L. Scott Demerau.

         4.15. Stock Option Plan. Immediately following the Effective Time, the Board of Directors of SIMEX will approve the amendments to its stock option plan set forth on Exhibit "D", which the Board of Directors will recommend to SIMEX's stockholders at its next annual meeting.

         4.16. Registration of Affiliate Shares. If at any time it shall be determined by any Governmental Entity that any of the shares of SIMEX held by persons who are affiliates or were affiliates of SIMEX prior to the Closing are "blank check" shares and require registration in order to be sold, SIMEX agrees to register such shares within 180 days from the Effective Time. Notwithstanding the foregoing, SIMEX shall have no obligation to register any shares that are or may become eligible for resale under Rule 144 of the Securities Act of 1933.

         4.17. Promissory Notes Between SIMEX and Kyros, LLC and Remote Business Management, LLC. Immediately after the Closing, SIMEX shall release the guarantee agreement by Redding executed in connection with the Promissory Notes in the original principal amount of $262,115.00 and $136,490.00, maturing on June 25, 2003 payable to the order of SIMEX by Kyros, LLC ("Kyros") and Remote Business Management, LLC ("RBM"). Notwithstanding the foregoing, Kyros and RBM shall remain liable to SIMEX under the Promissory Notes.

         4.18. Conversion of Accounts Receivable by Woojo. Immediately after the Closing, SIMEX shall agree to issue to Woojo 928,006 shares of its Class A Preferred Stock in exchange for its accounts receivable from Probity remaining at the time of the Closing. The Class A Preferred Stock of SIMEX shall have those rights, preferences and limitations set forth in the Designation of Class A Preferred Stock attached hereto as Exhibit "E".

         4.19. Stock Option Agreements. SIMEX agrees to reserve that number of shares of SIMEX set forth on Exhibit "F" for issuance to employees, officer directors or consultants of SIMEX on a date subsequent to the Closing to be determined by the Board of Directors of SIMEX or its Compensation Committee.

         4.20. Rule 145 Agreements. Prior to the Effective Time, Probity shall obtain and deliver to SIMEX Rule 145 Agreements (in the form attached hereto as Exhibit "G") from each person who may be deemed an affiliate of Probity prior to or at the Effective Time. SIMEX shall place the appropriate Rule 145 legend on the stock certificates representing SIMEX Common Stock issued in the Exchange to such affiliates.

         4.21. Section 16. SIMEX shall, prior to the Effective Time, cause SIMEX's Board of Directors to approve the issuance of the shares of SIMEX Common Stock in connection with the Exchange, with respect to any persons associated with Probity who upon the Effective Time will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, provided, however, that SIMEX shall not be deemed to have violated this covenant if Probity does not provide SIMEX's Board of Directors at least five (5) business days prior to the Effective Time, all information reasonably requested by SIMEX for the purpose of effecting such exemption.

         4.22. Series B Preferred Stock. Immediately prior to the Effective Time, SIMEX agrees to designate the terms of the Series B Preferred Stock as substantially set forth at Exhibit "E". SIMEX agrees to take all reasonable steps necessary to cause its shareholders to approve the authorization of a sufficient number of shares of SIMEX Common Stock to be reserved for conversion of shares of Series B Preferred Stock in accordance with their terms. Such shareholder proposal shall be presented to the SIMEX shareholders at its next annual meeting of shareholders.

         4.23.    Indemnification.

                  (a) The parties hereto hereby agree to indemnify, defend and hold harmless one another and their respective parents and subsidiaries, and all of their respective shareholders, officers, directors, employees, successors and assigns, against any claims, demands, actions, suits, proceedings, judgments, costs (including reasonable outside attorneys' fees and expenses), loss, liability or damage arising out of or in connection with any breach of any representation, warranty, covenant or agreement made or to be performed pursuant to this Agreement

                  (b) OTHER THAN PURSUANT TO THE PARTIES' RESPECTIVE INDEMNIFICATION OBLIGATIONS SET FORTH HEREIN, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY, ITS AGENTS, AFFILIATES, CUSTOMERS, OR ANY OTHER PERSONS, FOR ANY LOST PROFITS, OR ANY INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, FOR THE BREACH OF ANY TERMS OR CONDITIONS OF THIS AGREEMENT.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

         5.1. Conditions to Obligations of Probity to Effect the Exchange. The obligations of Probity to effect the Exchange shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) SIMEX shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of SIMEX contained herein shall be true in all material respects when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

                  (b) the appropriate officers of SIMEX shall have executed and delivered to Probity at the Closing, SIMEX's Closing Certificate;

                  (c) Probity shall have received a corporate certificate of existence for SIMEX and a copy of the Articles of Incorporation for SIMEX, as certified by the Secretary of State of Georgia; and

                  (d) Probity shall have received from SIMEX such other documents as Probity's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Probity's counsel.

         5.2. Conditions to Obligations of SIMEX to Effect the Exchange. The obligations of SIMEX to effect the Exchange shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

                  (a) Probity and the Stockholders shall have performed in all material respects their respective agreements contained herein, and the representations and warranties of Probity and the Stockholders contained herein shall be true in all material respects when made, and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

                  (b) the appropriate officers of Probity shall have executed and delivered to SIMEX at the Closing, Probity's Closing Certificate;

                  (c) Probity shall have obtained or caused to be obtained all of the Consents, if any, listed on Schedule 5.2(c);

                  (d) SIMEX shall have received a corporate certificate of existence for Probity, and a copy of the Articles of Incorporation of Probity, both as certified by the Secretary of State of Georgia;

                  (e) SIMEX shall have received evidence reasonably satisfactory to it that at the Closing the assets and properties used in the Probity Business are free and clear of all Liens other than Permitted Liens;

                  (f) The issuance of SIMEX Stock as Exchange Consideration as contemplated under this Agreement shall have been duly approved, by the requisite vote, under applicable law, by SIMEX; and

                  (g) SIMEX shall have received from Probity or the shareholders of Probity, as the case may be, such other documents as SIMEX's counsel shall have reasonably requested, in form and substance reasonably satisfactory to SIMEX's counsel.

                  (h) Wooju shall have exchanged all of its interest in Kyros, LLC for shares of Probity Stock.

                  (i) SIMEX shall have received audited consolidated financial statements of Probity (in conformity with applicable regulations of the Securities and Exchange Commission) for the fiscal year ended December 31, 2002, or, at the sole discretion of SIMEX, reasonable assurances, satisfactory to SIMEX in its sole discretion, that Probity will be able to complete such audited consolidated financial statements within seventy-five (75) days from the Effective Time.

                  (j) SIMEX shall have received executed copies of the Lock Up Agreements and Indemnity Agreements set forth in Sections 1.8 and
         1.9 of this Agreement.

                  (k) SIMEX shall have received an executed copy of the Stockholders Agreement substantially in the form of Exhibit "H" attached hereto

                  (l) SIMEX shall have received executed Rule 145 Agreements from each of Probity's affiliates.

                                   ARTICLE VI

                        TERMINATION, AMENDMENT AND WAIVER

         6.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

                  (a)      by mutual written consent of SIMEX and Probity;

                  (b) by SIMEX, upon a material breach hereof on the part of Probity or any of the shareholders of Probity which has not been cured and which would cause any condition set forth in Section 8.2 to be incapable of being satisfied by May 30, 2003;

                  (c) by SIMEX or Probity if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Exchange and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; or

                  (d) by either SIMEX or Probity if the Exchange shall not have been consummated on or before June 30, 2003 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations hereunder).

         6.2. Fees and Expenses. Whether or not the Exchange is consummated, all costs and expenses in connection with this Agreement and the transactions contemplated hereby incurred by or on behalf of SIMEX shall be paid by SIMEX and all such costs and expenses incurred by or on behalf of Probity and its shareholders shall be paid by the shareholders of Probity.

         6.3. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, written notice thereof shall promptly be given by the party electing such termination to the other party and this Agreement shall terminate without further actions by the parties, and no party shall have any further obligations hereunder or thereunder; provided that, subject to Section 9.4 hereof, any termination of this Agreement pursuant to this Section shall not relieve any party from any liability for the breach of any representation, warranty or covenant contained in this Agreement or be deemed to constitute a waiver of any remedy available for such breach.

         6.4. Amendment. This Agreement may be amended by the mutual agreement of SIMEX, Sub and Probity at any time before or after the Effective Time; provided, however, that this Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

         6.5. Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VII

                               GENERAL PROVISIONS

         7.1. Survival; Recourse. None of the agreements contained herein shall survive the Exchange, except that (i) the covenants contained in Article VII shall survive the Exchange indefinitely (except to the extent a shorter period of time is explicitly specified therein); and (ii) the representations and warranties made in Articles V and VI shall survive the Exchange, and shall survive any independent investigation by the parties, and any dissolution, Exchange or consolidation of Probity or SIMEX, and shall bind the legal representatives, assigns and successors of Probity and SIMEX, and, to the extent provided in the Indemnity Agreement, the Probity Shareholders, for a period of eighteen (18) months after the Effective Time (other than the representations and warranties contained in Sections 5.18, 5.19, 5.20 or 5.24, which shall survive for the applicable statute of limitations).

         7.2. Notices. All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to Probity and the Stockhodlers:

                                        Probity, Inc.

                                        ____________________________________
                                        ____________________________________
                                        ____________________________________

                                        Attention: _________________________
                                        Facsimile: _________________________

         If to SIMEX:                   SIMEX Technologies, Inc.
                                        ____________________________________
                                        ____________________________________
                                        ____________________________________
                                        Attention: _________________________
                                        Facsimile: _________________________

         With copies to:                Greenberg Traurig, LLP
                                        3290 Northside Parkway
                                        The Forum, Suite 400
                                        Atlanta, Georgia 30327
                                        Attention: Robert E. Altenbach, Esq.
                                        Facsimile: 678-553-2188

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

         7.3. Entire Agreement. The Exhibits and Schedules hereto are incorporated herein by reference. This Agreement and the documents, schedules and instruments referred to herein or therein and to be delivered pursuant hereto or thereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

         7.4. Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties (and any assignment otherwise shall be void). This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided.

         7.5. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of law).

         7.6. Headings; Interpretation; Incorporation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof. Words such as "herein," "hereof," "hereto," "hereunder" or the like shall refer to this Agreement as a whole. The words "include" or "including" shall be by way of example rather than by limitation. The words "or," "either" or "any" shall not be exclusive. Any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. The parties hereto have participated jointly in the negotiation and drafting hereof; accordingly, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship hereof. References to Sections, Articles, Schedules or Exhibits shall, unless the context otherwise requires, be to Sections, Schedules or Exhibits hereof. The Schedules and Exhibits hereto are incorporated herein by reference.

         7.7. Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

         7.8. Severability. If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect provided that the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination by a court of competent jurisdiction that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         7.9.     Certain Definitions. As used herein:

                  (a) the term "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due;
         (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Probity Real Property or interfering with the ordinary conduct of any of the Probity Business; and (e) those Liens listed on
         Schedule 5.9;

                  (b) (i) any representation or warranty stated to be made "to the knowledge" of a party shall refer to the knowledge of such party's executive officers after reasonable inquiry as to the matter in question; and (ii) any representation or warranty stated to be made "to the knowledge of Probity" shall refer also to the knowledge, subject to clause (i) above, of any of the Probity Voting Shareholders; and

                  (c) the term "Subsidiary" or "Subsidiaries" means any Entity of which SIMEX or Probity, as the case may be (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of which are entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Entity (including Sub); provided, however, that with respect to the SIMEX, the terms "Subsidiary" and "Subsidiaries" shall not include Probity.

                 - REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -

                      - SIGNATURES ON THE FOLLOWING PAGE -

         IN WITNESS WHEREOF, SIMEX, Probity and the Stockholders have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first written above.

                             "Probity"

                             Probity Investigations, Inc., a Georgia corporation


                             By: /s/ Gary Todd Redding
                                ------------------------------------------------
                             Title: President
                                   ---------------------------------------------

                             "SIMEX"

                             SIMEX Technologies Inc.,  a Delaware corporation


                             By: /s/ Kjell Jagelid
                                ------------------------------------------------
                             Title: Chief Executive Officer
                                   ---------------------------------------------

                             "Stockholders"


                             /s/ Gary Todd Redding
                             ---------------------------------------------------
                             Gary Todd Redding

                             Wooju Communications Co., , LTD


                             By: /s/ Kim Hyang Tae
                                ------------------------------------------------
                             Title: President
                                   ---------------------------------------------

                             Eutopeon Enterprises, LLC


                             By: /s/ L. Scott Demerau
                                ------------------------------------------------
                             Title: Managing Member
                                   ---------------------------------------------

                                LIST OF EXHIBITS

Exhibit A                  Lock Up Agreement
Exhibit B                  Probity's Closing Certificate
Exhibit C                  SIMEX's Closing Certificate
Exhibit D                  Terms for Management and Employee Incentive Plan
Exhibit E                  Designations of Class A and Class B Preferred Stock of SIMEX
Exhibit F                  Stock Option Agreement Shares
Exhibit G                  Rule 145 Agreement
Exhibit H                  Stockholders Agreement

                                LIST OF SCHEDULES

Schedule 1.2               Probity Stock Ownership and SIMEX shares to be issued
Schedule 2.1               Organization and Qualification
Schedule 2.3(b)            Probity Stock Rights
Schedule 2.3(c)            Liens on Probity Stock
Schedule 2.4               Subsidiaries
Schedule 2.5               Probity Conflicts, Required Filings and Consents
Schedule 2.7               Absence of Changes in Probity
Schedule 2.8               Undisclosed Liabilities
Schedule 2.9               Title to Properties
Schedule 2.10              Equipment
Schedule 2.11(a)           Probity Intellectual Property Rights
Schedule 2.11(b)           Probity Software
Schedule 2.11(c)           Probity Domain Names
Schedule 2.11(d)           Assignment and Protection of Intellectual Property
Schedule 2.12              Real Property
Schedule 2.13              Leases
Schedule 2.14              Contracts
Schedule 2.15              Directors and Officers
Schedule 2.16              Payroll Information
Schedule 2.17              Probity Litigation
Schedule 2.18              Employee Benefit Plans
Schedule 2.19              ERISA
Schedule 2.20              Taxes
Schedule 2.21              Compliance with Applicable Laws
Schedule 2.22              Probity Brokers
Schedule 2.24              Interest in Customers, Suppliers and Competitors
Schedule 2.26              Accounts Payable
Schedule 2.27              Insurance
Schedule 3.3               SIMEX Conflicts, Required Filings and Consents
Schedule 3.4               SIMEX Litigation
Schedule 3.9               Absence of Changes in SIMEX
Schedule 5.2(c)            Consents Required for Closing